                                LEASE AGREEMENT

    THIS LEASE AGREEMENT made and entered into this 30 day of April, 1996, by and between Metta M. Boyd, hereinafter referred to as Lessor, and FEATHER RIVER STATE BANK, a corporation, hereinafter referred to as Lessee. In consideration of the mutual promises, covenants and conditions hereinafter contained, the parties hereto contract and agree as follows:

    The Lessor hereby leases to the Lessee and the Lessee takes from the Lessor that certain property described as:

    That certain real property located in the County of Butte, State of California, described as follows:

    The East half of Lot 4 of Block 26 of the City of Chico, according to the Official Map thereof, recorded in the office of the Recorder of the County of Butte, State of California fronting sixty-six feet on East Sixth Street and sixty-six feet on Wall Street consisting of a business building and parking area, subject to the following terms and conditions:

    1. TERM: Two (2) years commencing June 1, 1996 at a rental of Nine Hundred Dollars ($900.00) per month, first and last months' rental payable in advance.

    2. Lessee shall maintain said premises including the parking area in good state of repair at all times and shall not commit waste thereon. The Lessor shall be responsible for the roof and exterior walls upon the written notice of Lessee if the same are in need of repair.

    3. Lessee shall obtain insurance for plate glass in the front for any breakage regardless from whatever cause breakage may occur.

    4. The Lessor shall not be responsible for any loss to the fixtures, equipment or merchandise of the Lessee caused by fire, leakage, or other cause whatsoever.

    5. Lessee shall maintain the plumbing in a good state of repair both from outside and inside and pay any repairs.

    6. Any repairs or additions or alterations made by the Lessee shall first be submitted to the Lessor for written approval.

    7. The Lessee agrees to keep the lot, parking area and surrounding area clean and sightly at all times.

    8. The Lessee shall pay for all utilities used on and about the leased premises including heat, water, garbage and electricity.

    9. There shall be no permanent parking on the lot other than the regular employees and normal customers.

   10. There shall be no printed matter, signs or posters placed on the leased building without Lessor's prior written consent.

   11. The Lessee shall at all times have installed a fire extinguisher within the leased premises.

   12. In the event the building is destroyed by fire, the Lessor shall have a period of one hundred twenty days (120) to rebuild a similar building in which event the payment of rent shall cease until construction is completed and possession restored to Lessee. If the building is partially destroyed and the Lessee can use a portion of the building, then the rental shall be prorated. If the loss by fire is through the negligence of the Lessee, then the Lessee at their own costs and expense shall rebuild the building and pay full rental during the construction period.

   13. This lease is not assignable without the written consent of the Lessor first had and obtained; however, in the event the Lessee desires to vacate the premises, and produces a lessee which meets the standards of a good tenant, the Lessor will not be unreasonable in allowing Lessee to assign this lease subject to all the terms and conditions herein.

   14. Any increase of property taxes over five hundred dollars ($500) per year during the terms of this lease shall be paid by the Lessee.

   15. The Lessee shall hold the Lessor free and harmless from any and all property damages or personal injuries that may occur upon the leased premises by reason of the occupancy of the Lessee.

   16. The Lessee complying with all of the terms and conditions of this lease shall have the option to renew the lease for three successive periods of two years each ("renewal periods", subject to the same terms and conditions by giving the Lessor 120 days written notice before the expiration of the lease term then in effect, except that the monthly rental for the renewal periods shall be renegotiated. The renegotiated rent for any renewal period shall not be less than the monthly rent in effect immediately prior to the commencement of any renewal period.

   17. The Lessee shall carry general liability insurance of at least $500,000.00 and shall make a copy of such policy available to the Lessor.

   18. Lessor shall maintain fire and extended coverage insurance throughout the lease term in an amount equal to at least 90% of the replacement value of the building that includes the lease premises.

   19. At the end of the lease term or any extension thereof, the Lessee shall return the premises in as good a condition as received, normal wear and tear expected.

   20. The Lessor reserves the right to inspect the premises either in person or through her agents at all reasonable times and hours.

   21. If Lessor sells any of the leased premises, Lessor shall be and is entirely relieved of all liability under this lease, and of all covenants and obligations contained in and derived from this lease arising out of any activity, occurrence, or omission occurring after consummation of the sale; and the purchaser at the sale or any subject sale of the leased premises, shall be deemed to have assumed and agreed to carry out any of the covenants and obligations of Lessor under this lease.

   22. If either Lessor or Lessee shall commence any legal proceedings against the other with respect to any of the terms and conditions of this lease, the non-prevailing party shall pay to the other all expenses of the litigation, including reasonable attorneys' fees as may be fixed by the court having jurisdiction over the matter.

   23. This Agreement shall be binding on the heirs, administrators, executors and assigns of the respective parties hereto.

   IN WITNESS WHEREOF, we have hereunto set our hands the day and year herein written.

                                    LESSOR:

                                    /s/ Metta M. Boyd
                                    ---------------------------------------
                                    METTA M. BOYD

                                    LESSEE:

                                    FEATHER RIVER STATE BANK
                                    a Corporation

                                    By  /s/ Ronald W. Kelly
                                    ---------------------------------------
                                    Title: RONALD W. KELLY, EXECUTIVE VICE
                                           PRESIDENT